EX-99.B-77G

                             W&R TARGET FUNDS, INC.



SUB-ITEM 77G(a):    Defaults on senior securities


     W & R Target Funds, Inc. - Bond Portfolio

Federal Mogul Corporation


$500,000  7.75% Bonds
due 7/01/06
CUSIP 313549AL1
This is a monetary default
Default date is January 30, 2002
Company filed for Chapter 11 bankruptcy protection October 1, 2001 Amount of default per $1,000 face amount is $194
Total amount of default is $96,875